EXHIBIT 99.3








                             SHAREHOLDERS AGREEMENT

                               Dated July 14, 2008


                                     Between


                  Indian Farmers Fertiliser Cooperative Limited
                                    ("IFFCO")

                                       And

                                 Joseph Gutnick
                                     ("JG")







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                             SHAREHOLDERS AGREEMENT

This Shareholders Agreement (this "Agreement") is made as of this 14th day of July,, 2008 ("Execution Date"),

Between:

Indian Farmers Fertiliser Cooperative Limited, a multi state co-operative society duly incorporated and validly existing under the laws of India and having its registered office at C1, District Centre, Saket Place, New Delhi - 110017 (hereinafter referred to as "IFFCO", which expression shall unless repugnant to the context or meaning thereof, include its successors and permitted assigns);

                                       AND

Joseph Gutnick,("JG") President and CEO of Legend International Holdings, Inc. ("Legend" or "Company"), which expression shall unless repugnant to the context or meaning thereof include his legal heirs and permitted assigns);

(IFFCO and JG are hereinafter collectively referred to as "Parties" and individually as a "Party")

WHEREAS:

A. IFFCO is involved, interalia, in the business of production and distribution of fertilizers and other agri-related products and services to the farmers in India;

B. JG is the Chairman of the Board, President and Chief Executive Officer of the Company and his Affiliates, Renika Pty Ltd. ("Renika") and Chabad House of Caulfield Pty Ltd. ("Caulfield"), are substantial shareholders of the Company;

C. The Company is a corporation engaged in the business of mineral exploration and development, and wishes to enter into the area of production and marketing of minerals;

D. As of the Execution Date, IFFCO and Legend have entered into a Share Option Agreement ("Share Option Agreement") wherein IFFCO or its Affiliates shall, interalia, have the option to subscribe to the Shares at a future date on the terms and conditions of the Share Options Agreement; and

E. IFFCO and JG are now entering into this Agreement in order to regulate their relationship as shareholders, either directly or through their Affiliates, hereto in the management and operation of the Company and exercise their mutual rights and obligations in relation to the Company in accordance with the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants, terms and conditions and understandings set forth in this Agreement and other good and valuable consideration (the receipt and adequacy of which are hereby mutually acknowledged), the Parties with the intent to be legally bound hereby agree as follows:

                                    ARTICLE 1
                         DEFINITION AND INTERPRETATIONS

1.1     Definitions:
        -----------

        In  this  Agreement,   the  following   words  and  expressions   unless
        inconsistent with the context, shall bear the meanings assigned hereto:

        "Act" shall mean the Delaware General Corporation Law, and any rules or regulations framed there under and any subsequent re-enactment thereof for the time being in force;

        "Affiliate" in relation to a Party shall mean any company, partnership, association, foundation, trust, co-operative society or other legal entity, which through ownership of voting stock or otherwise, directly or indirectly, is controlled by, under common control with, or in control of such Party and in relation to JG, includes any Relative of such natural person. For the purpose of this definition the term "control" means ownership of more than fifty percent (50%) of the voting stock of a company, or the power to appoint or elect a majority of the directors of a company, or the power to direct the management of a company.

        It is clarified that the following are Affiliates of JG and on the Execution Date hold Shares in the Company and shall execute an Affiliate Deed of Adherence before Closing Date. Renika Pty Ltd. Chabad House of Caulfield Pty Ltd.

        "Affiliate Deed of Adherence"  shall have the meaning  ascribed to it in
        Article 3.1 hereto;

        "Agency Agreement" shall mean the agreement between Legend and BMO Nesbitt Burns Inc., Wellington West Capital Markets Inc and BBY Limited, dated as of June 3, 2008.

        "Agreement" shall mean this Shareholders Agreement and includes any recitals and annexures to this Agreement, and any amendments to this Agreement effected in accordance with the terms of this Agreement;

        "Board" or "Board of Directors" shall mean the board of directors of the Company;

        "Business" shall mean mineral exploration, development, production and sale of minerals and related activities, and such business as may be decided from time to time by the Board ;

        "Business Day" shall mean a day which is not a Saturday or Sunday or a bank or other public holiday in Australia, India or the United States;

        "Chairman" shall mean the chairperson of the Board;

        "Chief Executive Officer" or "CEO" shall have the meaning ascribed to it in the Governing Documents;

        "Closing Date" shall be 15 Business Days after the Execution Date;

        "Common Stock" shall mean the common stock of the Company;

        "Company  Representations"  shall have the  meaning  ascribled  to it in
        Article 5.1 hereto.

        "Confidential  Information"  shall have the  meaning  ascribed  to it in
        Article 9.1 hereto;

        "Determination  Notice" shall have the meaning ascribed to it in Article
        7.3.2 hereto;

        "Director" shall mean a director of the Company;

        "Execution Date" shall have the meaning ascribed to it in the preamble;

        "Exempt Securities" shall mean shares of Common Stock issued after the Execution Date (other than shares issued as a result of the exercise of options on issue as on the Execution Date) to employees, officers, directors, consultants, other persons performing services for the Company pursuant to any stock option plan, or similar equity based compensatory arrangement approved by a majority of the Board of Directors not exceeding 6.5 million shares;

        "General Meeting" shall mean the duly convened annual or extraordinary general meeting of the Shareholders of the Company;

        "Governing Documents" shall mean the By Laws or Certificate of Incorporation any other document that lays down the object and the rules of operations of the Company, as amended from time to time in accordance with the Act;

        "IFFCO Nominee" shall mean a Director nominated by IFFCO;

        "Indemnifying  Party"  shall have the meaning  ascribed to it in Article
        8.1 hereto;

        "Indemnified Party" shall have the meaning ascribed to it in Article 8.1 hereto;

        "JG Nominee" shall mean a Director nominated by JG;

        "Law"  shall  mean  any  law,  statute,   ordinance,  rule,  regulation,
        guideline, policy or other pronouncement having the effect of law of any governmental authority, as currently interpreted and administered;

        "Loss" shall have the meaning ascribed to it in Article 8.1 hereto;

        "No Purchase Notice" shall have the meaning ascribed to it in Article 5.4.1(c) hereto;

        "Notifying Party" shall have the meaning ascribed to it in Article 7.3.2 hereto;

        "Offer  Acceptance  Notice"  shall have the  meaning  ascribed  to it in
        Article 5.4.1(a) hereto;

        "Offered Party" shall have the meaning ascribed to it in Article 5.4.1 hereto;

        "Offering Party" shall have the meaning ascribed to it in Article 5.4.1 hereto;

        "Offer Period" shall have the meaning ascribed to it in Article 5.4.1 hereto;

        "Offer Price" shall have the meaning ascribed to it in Article 5.4.1 hereto;

        "Offered Shares" shall have the meaning ascribed to it in Article 5.4.1 hereto;

        "Owner" shall have the meaning ascribed to it in Article 9.1 hereto;

        "Party" shall mean either IFFCO or JG, as the case may be;

        "Parties" shall mean IFFCO and JG collectively;

        "Person" shall mean any natural person, limited or unlimited liability company, corporation, partnership, proprietorship, Hindu undivided family, trust, union, association, government or any agency or political subdivision thereof of any other entity that may be treated as a person under applicable Law;

        "Prospectus"  shall  have the  meaning  ascribed  to it in  Article  5.1 hereto;

        "Recipient" shall have the meaning ascribed to it in Article 9.1 hereto;

        "Rectification  Period" shall have the meaning ascribed to it in Article
        7.3.3 hereto;

        "Relative" of a natural person shall mean the person's child, stepchild,
        parent,  stepparent,  spouse,  sibling,  mother-in-law,   father-in-law,
        son-in-law, daughter-in-law, brother-in-law, sister-in-law;

        "Share" shall mean a share in the authorized, issued and subscribed equity share capital of the Company;

        "Share Capital" shall mean the paid-up equity/voting share capital of the Company;

        "Share Options Agreement" shall have the meaning ascribed to it in Recital D;

        "Shareholder(s)" shall mean any person holding Shares of the Company;

        "Shareholder Group" shall have the meaning ascribed to it in Article 5.3.5;

        "Subsidiary" shall have the meaning ascribed to it in the Act;

        "Tag Along  Acceptance  Notice" shall have the meaning ascribed to it in
        Article 5.4.1.

        "Tag Along  Rights"  shall have the  meaning  ascribed  to it in Article
        5.4.3.

        "Tag Along  Shares"  shall have the  meaning  ascribed  to it in Article
        5.4.3.

        "Terminated  Party"  shall have the  meaning  ascribed  to it in Article
        7.3.1 hereto;

        "Termination Event" shall have the meaning ascribed to it in Article 7.3 hereto;

        "Third  Party  Buyer"  shall have the meaning  ascribed to it in Article
        5.4.1 hereto;

        "Transfer"  shall  have the  meaning  ascribed  to it in  Article  5.2.1 hereto;

        "Transfer Notice" shall have the meaning ascribed to it in Article 5.4.1 hereto.

        "Unanimity  Matters"  shall have the  meaning  ascribed to it in Article
        4.3.1 hereto;

        "Voting Securities" means the Common Stock and any other securities of the Company or its successors that are entitled by their terms to vote generally in the election of directors of the Company or its successors and all options, rights, warrants and other securities convertible into, or exercisable or exchangeable for, any shares of the Common Stock or other securities possessing such voting rights.

1.2     Interpretations:
        ---------------

        Except where the context requires otherwise, this Agreement will be interpreted as follows:

        (a) The definitions in Article 1.1 shall apply equally to both the singular and plural form of the terms defined.

        (b) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter form.

        (c) The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."

        (d) Unless the context otherwise requires, (i) all references to Articles annexures are to Articles and Annexures to, this Agreement; and (ii) the terms "herein," "hereof," "hereto", "hereunder" and words of similar import refer to this Agreement as a whole.

        (e) Where any act, matter or thing is required by this Agreement to be performed or carried out on a certain day and that day is not a business day then that act, matter or thing shall be carried out or performed on the next following business day.

1.3 Any reference in this Agreement to an obligation to be performed by a Party shall be construed so as to include an obligation of such Party to procure that its Affiliates perform and/or comply with such obligation.

1.4 Unless defined in this Agreement capitalised terms used in this Agreement shall have the meaning as provided in the Share Purchase Agreement.

                                    ARTICLE 2
                             PURPOSE AND OBJECTIVES

2.1     Commitments of the Parties:
        --------------------------

2.1.1   The Parties hereby agree and undertake towards each other:

        (a)     to perform and observe all of the provisions of this  Agreement,
                and  all  other  agreements   governing  their  relationship  as
                Shareholders of the Company;

        (b) to procure that (i) every person for the time being representing it in its capacity as Shareholder; and (ii) every person appointed as a Director in terms of this Agreement will exercise any power to vote or cause the power to vote to be exercised, at any meeting of the Shareholders or the Board of the Company, as the case may be, so as to enable the approval of any and every resolution necessary or desirable to procure that the affairs of the Company are conducted in accordance with and otherwise to give full effect to this Agreement, and likewise so as to ensure that no resolution is passed which is not in accordance with such provisions, subject to the compliance by the Directors with their fiduciary duties to Shareholders and all other obligations under the Act; and

        (c) to cause any of its Affiliates, to comply with the provisions of this Article 2.1.1.

2.1.2 JG shall support any and all resolutions in the Board and the General Meetings to procure that in case of a fresh issue of Shares of the Company other than Exempt Securities, IFFCO shall have the right to subscribe to such number of Shares of any such issue so as to maintain its percentage equity in the Company post issue as it existed prior to the issue.

2.2     Governing Documents:
        -------------------

        The Parties agree that to the extent the Governing Documents are in conflict with or are inconsistent with the terms and conditions of this Agreement, inter se the Parties, the provisions of this Agreement shall prevail and the Parties shall take such steps as may be reasonably necessary to alter the Governing Documents as soon as is practicable so as to eliminate such conflict or inconsistency, subject to the Act.

                                    ARTICLE 3
                                   AFFILIATES

3.1 In computing the shareholding of a Party for the purposes of this Agreement, the Shares held by its respective Affiliates shall be taken into account, provided however, that the Affiliate(s) to whom the Shares are allotted shall covenant with the other Parties in the form of Deed of Adherence as specified in Annexure 1 hereof ("Affiliate Deed of Adherence") to observe this Agreement and to perform all the obligations of a Party under this Agreement and thereupon each such Affiliate shall be treated as a Party herein or therein.

                                    ARTICLE 4
                            MANAGEMENT OF THE COMPANY

4.1     Board of Directors:

4.1.1   On or before the Closing  Date,  the Board shall be (a) increased to six
        (6) members, subject to the removal provisions of the Company's Governing Documents, and (b) initially composed of four (4) JG Nominees and two (2) IFFCO Nominees. Thereafter the Parties shall be entitled to nominate Directors on the Board proportionate to their respective shareholding (along with the shareholding of their Affiliates) in the Company subject to IFFCO having the right to nominate at least two (2) Directors. In the event that the shareholding of JG is less than that of IFFCO, IFFCO shall have the option to maintain the composition of the Board as it existed immediately prior to JG's shareholding becoming less than that of IFFCO, or to call a General Meeting to elect a new Board of Directors.

4.1.2 At any subsequent General Meeting, each Party shall vote or cause to be voted all Voting Securities owned by him or it or which he or it has voting control, and otherwise use its respective reasonable best efforts, so as to cause to be elected as Directors nominees selected by each Party to their respective shareholding (along with the shareholders of their Affiliates) in the Company subject to JG and his Affiliates having the right to nominate one Director more than IFFCO and its Affiliates as long as the shareholding of JG and his Affiliates in the Company is higher than that of IFFCO and its Affiliates. In the event that the shareholding of JG and his Affiliates is less than that of IFFCO andits Affiliates, IFFCO shall have the option to maintain the composition of the Board as it existed immediately prior to JG's and his Affiliates' shareholding becoming less than that of IFFCO and its
        Affiliates,  or to  call a  General  Meeting  to  elect a new  Board  of
        Directors. The nominees selected by the Parties must meet the requirements of the American Stock Exchange or other exchange or market upon which the Common Stock is traded, including, if applicable, the requirement that a majority of the Board of Directors be "independent directors." Nothing contained herein shall be deemed to limit the rights of the remaining Shareholders to nominate candidates for election to the Board in accordance with the Act.

4.1.3 In the event that any JG Nominee or IFFCO Nominee shall for any reason cease to serve as a member of the Board during his or her term of office, the resulting vacancy on the Board will be filled by a representative designated, respectively, by JG or IFFCO, as the case may be.

4.2     Committee of the Board:
        ----------------------

        In case the Board constitutes committees or sub-committees of the Board, at least one JG Nominee and one IFFCO Nominee shall be entitled to be members of all committees; provided that, the appointees selected by the Parties to serve on any Board committee or sub-committee must meet the requirements of the American Stock Exchange or other exchange or market upon which the common stock is traded, including, if applicable, the requirement that the members of a committee or sub-committee be "independent directors."

4.3     Unanimity Matters:
        -----------------

4.3.1 The Parties agree that a decision on any of the matters listed at Annexure 2 ("Unanimity Matters") shall require the unanimous approval of the Board. In addition, to the extent that the approval of Shareholders is required for a Unanimity Matter, the Parties agree to vote their shares of Voting Stock on the matter only by mutual agreement.

4.3.2 If the Parties are unable to agree on any Unanimity Matter, the matter will be resolved under the Provisions of Article 10.7 of this Agreement dealing with dispute resolutions.

                                    ARTICLE 5
                               TRANSFER OF SHARES

5.1     Transfer of Shares by JG to IFFCO
        ---------------------------------

        Notwithstanding any other provisions of this Article, before the Closing Date, JG shall sell 15 (fifteen) million Shares out of his own or his Affiliates' shareholding in the Company to IFFCO or its Affiliates for a consideration of USD 1.87 per Share for a total consideration of USD
        28.05 million, which shall be payable before the Closing Date by wire transfer of immediately available funds to a bank designated by JG.

        JG represents and warrants that the representations and warranties (the "Company Representations") set forth in Section 8 of the Agency Agreement are true and correct in all material respects except as set forth in Annexure 2 annexed hereto.

        IFFCO acknowledges and agrees that the Shares are being sold pursuant to that certain prospectus dated April 17, 2008 (the "Prospectus") and the Company Representations and represents that it has reviewed the Prospectus, including the information set forth under the heading "Risk Factors."

5.2     Restriction of Transfer:
        -----------------------

5.2.1 Each Party shall sell, transfer, assign, pledge, or otherwise dispose off ("Transfer") its Shares in the Company only in accordance with this

        Agreement. The Board and /or the Company shall not register any Transfer unless such Transfer is made in accordance with this Agreement.

5.3     Transfer to Affiliate:
        ---------------------

5.3.1 Either Party is entitled to Transfer its Shares to one or more of its Affiliate provided that such Affiliate enters into an Affiliate Deed of Adherence to be bound by the provisions of this Agreement.

5.3.2 In the event that any Person holding Shares in accordance with the provisions of this Agreement by virtue of being an Affiliate of a Party ceases to be an Affiliate of such Party, such Party shall acquire or cause any of its other Affiliate to acquire, full and unconditional title in and to all of the Shares then held by such Person ceasing to qualify as an Affiliate.

5.3.3 Any Party entitled to purchase Shares under this Article 5 shall have the right to designate any of its Affiliate(s) to purchase the Shares, in place and stead of such Party.

5.3.4 The provisions of Article 5.2 (Restriction on Transfer) shall apply to an Affiliate to whom any Shares have been transferred under this Article 5.3.

5.3.5 Notwithstanding any provisions to the contrary in this Agreement, if any Party transfers part of its Shares to any Affiliate or additional Shares are issued to any Affiliates of such Party (i) all of such Party, and/or Affiliates (Collectively, the "Shareholder Group") shall be treated as a single Party qua such Party. A breach by any one person in the Shareholder Group of its rights, obligations, covenants or undertakings hereunder shall be deemed as a collective breach by the other members of the Shareholder Group of their respective rights, obligations, covenants or undertakings hereunder, and (ii) JG and IFFCO shall (a) act for and on behalf of each member of their respective Shareholder Group under this Agreement in respect of any right, action or waiver to be exercised by any member of their Shareholder Group (including the nomination, replacement or removal of the Directors) and (b) be responsible for causing each of the members of the Shareholder Group to perform its obligations, covenants and undertakings hereunder.

5.4     Pre-emptive and Tag Along Rights:
        --------------------------------

        Subject to Article 5.3 above, a Party may Transfer its Shares in the Company without restriction subject only to complying with Section 5.4 as follows:

5.4.1 In the event a Shareholder desires to Transfer its Shares ("Offering Party") to any third party, it shall first offer all and not less than all, of its/its Affiliates Offered Shares (as defined hereinafter) to the other Shareholder ("Offered Party") in proportion to their then Shareholding by serving a notice in writing ("Transfer Notice") to the Offered Party mentioning therein (a) the total number of Shares proposed to be offered for sale ("Offered Shares"); (b) the price at which the Offered Shares are being offered for sale ("Offer Price"); and (c) other terms and conditions for the Offered Shares including the period for which such offer shall be available to Offered Party, which period shall not be less than 30 (thirty) days ("Offer Period"); and (d) the complete details and identity of the proposed buyer ("Third Party Buyer") willing to purchase the Offered Shares. Upon receipt of the Transfer Notice, the Offered Party shall, within the Offer Period, communicate through notice in writing as to whether:

        (a) the Offered Party is willing to purchase all, but not less than all, of the Offered Shares ("Offer Acceptance Notice"). In such case, the provisions of Article 5.4.2 shall apply; or

        (b) the Offered Party is not willing to acquire the Offered Shares but is willing to exercise the Tag Along Rights ("Tag Along Acceptance Notice"). In such event, the provisions of Article
                5.4.3 shall apply; or

        (c) the Offered Party is neither willing to acquire the Offered Shares nor willing to exercise the Tag Along Rights ("No Purchase Notice"); or if the Offered Party fails to complete the share purchase after giving the Offer Acceptance Notice within the time period mentioned in Article 5.4.2 below except when such failure is owing to any Governmental Approval or owing to any default of the Offering Party; or if the Offered Party fails to respond to the Transfer Notice within the timeframe indicated therein, shall be deemed to be not interested in acquiring the Offered Shares or exercising the Tag Along Rights and the same shall be deemed to be No Purchase Notice from the Offered Party. In such event, the Offering Party shall within 90 (ninety) days of the No Purchase Notice, have the right to sell, the Offered Shares to the Third Party Buyer, provided that such Third Party Buyer agrees to purchase the Offered Shares at a price not less than the Offer Price and on terms and conditions not more favourable than those offered to the Offered Party in the Transfer Notice. It is clarified that if the Third Party Buyer fails to consummate the purchase of Shares within 90 (ninety) days of the No Purchase Notice or any of the material terms of the offer change before the transaction is consummated, the Offering Party shall again be required to comply with the provisions under this Article.

5.4.2 Upon receipt of the Offer Acceptance Notice, transfer of all, but not less than all, of the Offered Shares to the Offered Party shall take place at the time and date at the registered office of the Company within 30 (thirty) days from the receipt of the Offer Acceptance Notice by the Offering Party.

5.4.3 The Offered Party shall have the tag along right but not the obligation to sell and transfer such proportionate number of Shares ("Tag Along Shares") to the Third Party Buyer at the same price and on terms and conditions on which the Third Party Buyer agreed to purchase the Offered Shares from the Offering Party ("Tag Along Rights"). The Tag Along Shares shall be in proportion to the other Shares vis-a-vis the Shares held by the Offering Party (as an example, if an Offering Party proposes to sell 10% (ten percent) of its total Shareholding, the Tag Along Shares will be 10% (ten percent) of the total Shareholding of the Offered Party. In the event, the Offered Party exercises its Tag Along Rights, the Offered Party shall communicate its acceptance to the Offering Party within the Offer Period, as per Article 5.4.1(b) above. Upon the Offered Party exercising its Tag Along Rights, the Offering Party shall ensure that the Third Party Buyer shall purchase the Tag Along Shares from the Offered Party and make payment of the consideration to the Offered Party simultaneously with the Third Party Buyer purchasing the Offered Shares and making payment to the Offering Party for the same, whichever is earlier. The Offering Party shall also provide a representation to the Offered Party that no consideration, tangible or intangible, is being offered which is not reflected in the Offer Price (including a refund or discount).

                                    ARTICLE 6
            REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PARTIES

6.1     Representations, Warranties and Covenants of JG:
        -----------------------------------------------

        JG represents, warrants and covenants to the Parties as follows:

        (a) JG has the power and authority to enter into this Agreement and to perform his obligations hereunder.

        (b) All actions on the part of JG necessary for the authorisation, execution and delivery of this Agreement by JG and for the performance of all of his obligations hereunder have been taken.

        (c)     This   Agreement   constitutes   valid,   legally   binding  and
                enforceable obligations of JG.

        (d) JG has done or will do all acts, executed and delivered all instruments and documents, and done all things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

        (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall violate, result in the breach of any material terms or provision of, or constitute a default under its statutes or regulations or any material agreement, indenture, instrument or order, law or regulation to which he is a party or by which he is bound.

        (f) The Shares being sold to IFFCO or its Affiliates, pursuant to this agreement are voting shares and are freely transferable, subject to compliance with the applicable United States Federal securities laws.

6.2     Representations, Warranties and Covenants of IFFCO:
        --------------------------------------------------

        IFFCO represents, warrants and covenants to the Parties as follows:

        (a) IFFCO is a multi-state co-operative society duly organized, validly existing and in good standing under the laws of India and has the power and authority to enter into this Agreement and to perform its obligations hereunder.

        (b) All actions on the part of officers and directors of IFFCO necessary for the authorisation, execution and delivery of this Agreement by IFFCO and for the performance of all of its obligations hereunder have been taken.

        (c)     This   Agreement   constitutes   valid,   legally   binding  and
                enforceable obligations of IFFCO.

        (d) IFFCO has done or will do all acts, executed and delivered all instruments and documents, and done all things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

        (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall violate, result in the breach of any material terms or provision of, or constitute a default under its statutes or regulations or any material agreement, indenture, instrument or order, law or regulation to which it is a party or by which it is bound.

                                    ARTICLE 7
                              TERM AND TERMINATION

7.1     Term:
        ----

        This  Agreement  shall  be  valid  and  binding  unless   terminated  in
        accordance with the provisions of this Agreement.

7.2     Termination:
        -----------

        This Agreement may be terminated by the Parties by mutual written agreement between the Parties and shall be terminated automatically in the event that any Party ceases to hold at least 3% (three percent) of the Share Capital, directly or indirectly. This Agreement may also be terminated in accordance with Section 7.3.4.

7.3     Right to Terminate for Cause:
        ----------------------------

7.3.1 Occurrence of any of the following events in respect of all of JG and Affiliates or IFFCO and Affiliates ("Terminated Party") shall be a Termination Event for the purpose of this Article 7.3:

        (a) if any Party is in breach of or fail to observe or comply with any material term, covenant or obligation contained in this Agreement or termination (due to breach) of any other agreement between the Parties or their respective Affiliates, relating to the Company;

        (b) Terminated Party goes into liquidation (other than a voluntary liquidation for the purpose of reconstruction and where all rights and obligations are validly assigned) or receivership or is otherwise insolvent or an order of winding up is passed by a competent court, as applicable.

7.3.2 In the event of the occurrence of a Termination Event, any Party (the "Notifying Party") shall give Notice of the alleged Termination Event ("Determination Notice") to the Terminated Party.

7.3.3 The Terminated Party shall have period of 30 (thirty) Business Days from the receipt of the Determination Notice to rectify the Termination Event. If such Termination Event is not reasonably capable of being rectified within such period of 30 (thirty) Business Days, the Terminated party shall take substantial and appropriate steps to effectuate such rectification within a period of 30 (thirty) Business Days from the receipt of the Determination Notice and rectify such Termination Event within a period of 60 (sixty) Business Days of the receipt of the Determination Notice (such period of 30 (thirty) Business Days or 60 (sixty) Business Days, as the case may be, the "Rectification Period").

7.3.4 If upon expiry of the Rectification Period, a Termination Event has not been so rectified,, the non-Terminated Party shall have the right to terminate this Agreement immediately upon written notice to the Terminated Party.

                                    ARTICLE 8
                                    INDEMNITY

8.1     Indemnification:
        ---------------

        Each Party ("Indemnifying Party") hereby irrevocably and unconditionally agrees to indemnify and hold the other Party ("Indemnified Party") harmless from and against any and all liabilities, losses, damages, costs, claims, actions, proceedings, judgements, settlements, expenses or the like (collectively ("Loss") which may be suffered or incurred directly, but not consequentially, by the Indemnified Parties as a result of any misrepresentation or breach of any representation or warranty made by the Indemnifying Party in this Agreement or non-fulfillment of or failure to perform any covenant or obligation or agreement or undertaking contained in this Agreement by the Indemnifying Party.

8.2     Notice of Claim:
        ---------------

        Any indemnifiable claim under this Agreement must, in order to be valid and effective hereunder, be asserted by the Indemnified Party by prompt delivery of written notice thereof to the Indemnifying Party delivered within 60 (sixty) Business Days of discovery by the Indemnified Party of the breach of the breach of the pertinent covenant or obligation.

8.3     Limitation of Liability:
        -----------------------

        The Parties (including for this purpose, their Affiliates) shall not be liable for each others indirect, special or consequential damages (including lost profits or lost revenues) under this Agreement, regardless of whether such liability arises in tort, contract, breach of warranty, indemnification or otherwise.

                                    ARTICLE 9
                                 CONFIDENTIALITY

9.1     Confidential Information:
        ------------------------

        For purposes of this Agreement, "Confidential Information" shall mean all written and/or tangible information created by the Company or disclosed by a Party (in either case "Owner") to the receiving Party ("Recipient") which is marked confidential or proprietary and/or not generally available to the public, including, but not limited to information relating to this Agreement, in whole or in part to present and future products, services, business plans and strategies, marketing ideas and concepts, present and future product plans, financial data and business plans. Notwithstanding the foregoing, information shall not be deemed confidential and the Recipient shall have no obligation with respect to any such information which:

        (a)     is already known to the Recipient; or

        (b) is or becomes publicly known through no negligence or other wrongful act of the Recipient; or

        (c) is received by the Recipient from a third party without similar restriction and without breach of this Agreement; or

        (d)     is independently developed by the Recipient.

        Notwithstanding the foregoing, the Parties acknowledge and agree that as a public company registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, the Company shall be required to make public disclosure of the terms of this Agreement and the Share Options Agreement and to file copies of such Agreements with the Securities and Exchange Commission.

9.2     Treatment of Confidential Information:
        -------------------------------------

        From the execution of this Agreement and after the Recipient ceases to be a shareholder in the Company, the Recipient shall, and shall cause its Affiliates to, keep confidential and will not disclose, and will cause its Affiliates not to disclose, to Third Parties, the Confidential Information received from, or made available by the Owner and will use and cause its Affiliates to use the same level of care with respect to the Confidential Information as Recipient employs with respect to its own proprietary and confidential information of like importance, and will not use and will cause Affiliates not to use such Confidential Information for any purpose other than the performance of its obligations under this Agreement.

9.3     Notice Prior to Disclosure:
        --------------------------

        If the Recipient (or its Affiliates) is required by Law (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the Recipient will promptly notify the Owner of such request or requirement. If the Recipient (or any of its Affiliates) is compelled to disclose the Confidential Information or else stand liable for contempt or suffer other censure or significant legal penalty, the Recipient (or its Affiliate) may disclose only so much of the Confidential Information to the Party compelling disclosure as is required by Law.

9.4     Exercise of Due Diligence:
        -------------------------

        Each Party shall ensure that any of its employees involved in or otherwise having knowledge of any Confidential Information shall comply with the obligations set forth in this Article 9.

9.5     Disclosure of Confidential Information:
        --------------------------------------

        All Directors shall be entitled to be informed by the Party appointing such Director of all matters concerning the Company's affairs. Each Director and each Recipient undertakes to keep such information confidential and shall not use or disclose any Confidential Information to any third party for any unauthorized purpose and shall take all reasonable precautions for the safe custody of such Confidential Information for so long as it shall remain confidential or proprietary. The Parties shall however be permitted to disclose Confidential Information only to their directors, investors, investment advisors, lenders, employees and employees of investment advisors, other advisors, including financial and legal advisors, and agents or pursuant to any legally mandated reporting requirements, or as required pursuant to the constitutional documents of the Parties or the Affiliates of the Parties.

                                   ARTICLE 10
                                  MISCELLANEOUS

10.1    Notices:
        -------

        Any notices, requests, demands or other communication required or permitted to be given under this Agreement shall be written in English and shall be delivered in person, or sent by courier or by certified or registered mail, postage prepaid or transmitted by facsimile and property addressed as follows:

        If to IFFCO:
        -----------

                Name:        Indian Farmers Fertiliser Cooperative Limited
                Address:     IFFCO Sadan, C-1
                             District Centre, Saket Place
                             New Delhi - 110017
                Attention:   Managing Director
                Fax:         +91-11-40593101

        If to the JG by international courier:
        -------------------------------------

                Name:        Joseph Gutnick
                Address:     Level 8, 580 St Kilda Road
                             Melbourne Victoria 3004
                             Australia
                Attention:   Joseph Gutnick
                Fax:         +613-8352-2852

        If to the JG by post:
        --------------------

                Name:        Joseph Gutnick
                Address:     P.O. Box 6315 St. Kilda Road Central,
                             Melbourne Victoria 8008
                             Australia
                Attention:   Joseph Gutnick
                Fax:         +613-8352-2852

        or at such other address as the Party to whom such notices, requests, demands or other communication is to be given shall have last notified the Party giving the same in the manner provided in this Article 10.1, but no such change of address shall be deemed to have been given until it is actually received by the Party sought to be charged with the knowledge of its contents. Any notice, request, demand or other communication delivered to the Party to whom it is addressed as provided in this Article 10.1 shall be deemed (unless there is evidence that it has been received earlier) to have been given and received if:

        (f) sent by mail, except air mail, ten Business Days after posting it;

        (g)     sent by air mail, six Business Days after posting it; and

        (h) sent by facsimile, when confirmation of its transmission has been recorded by the sender's facsimile machine.

10.2    Waiver of Rights:
        ----------------

        Failure or delay on the part of either Party to exercise any right, power or privilege under this Agreement shall not operate as a waiver thereof; nor shall any single or partial non-exercise of any right, power or privilege preclude any other future exercise thereof.

10.3    Severability:
        ------------

        This Agreement is severable and if any provision hereof is determined to be illegal or unenforceable, the offending provision shall be struck off without affecting the remaining provisions of this Agreement, in which case, if appropriate and necessary, the Parties shall immediately consult with each other in order to find an equitable solution.

10.4    Surviving Provisions:
        --------------------

10.4.1 The rights and obligations of the Parties in respect of Articles 5, 8, 9 and 10 shall continue to have effect in accordance with their respective terms notwithstanding the termination of this Agreement.

10.4.2 The termination of this Agreement will not in any manner affect the rights and obligations in respect of antecedent breaches of this Agreement.

10.4.3 If either Party ceases to hold, directly or indirectly, at least 3% (three percent) of the Share Capital in the Company and this Agreement terminates, such Party shall, procure the removal of the Directors appointed by it in accordance with the provisions of Article 4.

10.5    Entire Agreement:
        ----------------

        This Agreement and all annexures set forth the entire agreement of the Parties with respect to the subject matter of this Agreement and supersede all prior agreements, understandings and representations, written and oral.

10.6    Governing Law:
        -------------

        The validity, interpretation, implementation and resolution of disputes of this Agreement shall be governed by the laws of England.

10.7    Dispute Resolution:
        ------------------

        (a) In the event any dispute arises between the Parties out of or in relation to this Agreement, including any dispute regarding its interpretation, breach, termination or validity, the Parties shall attempt in the first instance to resolve such dispute through friendly and amicable consultations.

        (b) If a dispute arising between the Parties out of or in relation to this Agreement has not been resolved through consultations under Article 10.7(a) within thirty (30) days after the Party(ies) has served written notice on the other Party(ies) requesting the commencement of such consultations, then the dispute shall be referred to an arbitral tribunal. The arbitration proceedings shall take place in Singapore and be conducted in English in accordance with the provisions of Singapore International Arbitration Rules of arbitration as may be in force from time to time. The arbitration award shall be final and binding on the Parties, and the Parties shall be bound thereby and act accordingly. The costs of arbitration shall be borne by the Parties as designated in the arbitration award.

        (c) While any dispute is under consultation or arbitration, except for the matters under dispute, the Parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations in accordance with this Agreement.

        (d) Notwithstanding the existence of any dispute or difference between the Parties which is referred to settlement or, as the case may be, arbitration, all Parties shall, during the pendency of the settlement or, as the case may be, arbitration, continue to act on matters under this Agreement which are not the subject matter of the dispute or differences as if no such dispute or difference had arisen to the end and intent that the business and operations of the Company are not affected during the pendency of such settlement or arbitration.

        (e) The arbitration panel may not limit, expand or otherwise modify the terms of this Agreement.

10.8    Relationship:
        ------------

        Nothing in this Agreement shall be in any way construed to constitute either Party as the agent, employee or representative of the other.

10.9    Amendments:
        ----------

        This Agreement may be amended only by an instrument in writing signed by duly authorised representatives of each of the Parties.

10.10   Assignment:
        ----------

        Except  as  otherwise  provided  in  this  Agreement,   the  rights  and
        obligations under this Agreement shall not be assigned by any Party to any person.

10.11   Counterparts:
        ------------

        This Agreement may be entered into in any number of counterparts each of which, when executed and delivered, shall be an original, but all the counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties by their duly authorised representatives have executed this Agreement on the day first above written

For Indian Farmers Fertiliser Cooperative     For Legend International Holdings,
Limited                                       Inc.

s/s/ U.S. Awasthi                             s/s/ JI Gutnick
---------------------                         ---------------------
Name: U.S. Awasthi                            Name:  JI Gutnick
Designation:  Managing Director               Designation:  President & CEO

Date:July 14, 2008                            Date:July 14, 2008

Witnessed by:  Sanjay Jain                    Witnessed by: Peter James Lee

                                   ANNEXURE 1
                           AFFILIATE DEED OF ADHERENCE

This Affiliate Deed of Adherence ("Affiliate Deed") is executed this [o] day of [o] by [o], a company/ body corporate incorporated under the laws of [o] having its registered office/principal place of business at [o] (the "Transferee").

WHEREAS:

A. By a Shareholders Agreement dated [o] (the "Shareholders Agreement") among JG and IFFCO (collectively the "Parties"), the Parties agreed to regulation of their rights and liabilities as shareholders of the Company.

B. The Shareholders Agreement requires, inter alia, that, concurrently with the ownership of Shares by any of the Parent's Affiliates, through Transfer of Shares or rights, by any Party ("Parent"), such Affiliates shall, as a condition of such Transfer of Shares to it execute this Affiliate Deed and be bound by the Shareholders Agreement.

NOW THIS AFFILIATE DEED WITNESSETH AS FOLLOWS:

1.      Definition and Interpretation

        Capitalised terms used but not defined in this Affiliate Deed shall, unless the context otherwise requires, have the respective meanings ascribed thereto in the Shareholders Agreement.

2.      Undertakings

2.1 Transferee hereby acknowledges that it has received a copy, and has read and understands, the Shareholders Agreement, and covenants, agrees and confirms that it shall be bound by all provisions of the Shareholders Agreement as if it was an original party thereto, including with respect to the rights and obligations of the Parent contained therein, and the Shareholders Agreement shall have full force and effect on it, and shall be read and construed to be binding on it.

2.2 Transferee hereby further confirms that if at any time it ceases to be an Affiliate of the Parent it shall, upon or prior to ceasing to be an Affiliate, notify each of the Parent and the Company of such fact and Transfer to the Parent or to any other Affiliate of the Parent designated by the Parent, all of the Shares then held by the Transferee.

3.      Governing Law

        The Affiliate Deed shall be governed by and construed in accordance with the laws of England. The terms and conditions of the Shareholders Agreement in relation to the provisions regarding arbitration and other terms and conditions shall be deemed to have been incorporated in this Affiliate Deed.

Signed by:

By: [o]
Name: [o]
Title: [o]

                                   ANNEXURE 2
                                UNANIMITY MATTERS

1. Amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of capital stock.

2.      Appointment  and removal of a  President  Chairman  and Chief  Executive
        Officer.

3. Transactions relating to the sale, transfer or disposal of assets and substantial investment in property, plant, equipment or other facilities in excess of USD 10 million at any one time that are not part of the yearly budget. Loans and guarantees or other security in excess of USD5 million except in the ordinary course of business.

4. Any amalgamation, merger or de-merger involving the Company other than spinning off the interests in the diamond and base metals business maintaining the same shareholding pattern in the spun off entity..

5. To approve: (a) the yearly budget, the business plans and the strategic plans of the Company; and (b) expenditures that exceed the approved yearly budget by more than 15%.

6. To approve any investment of surplus funds (excluding bank deposits or the purchase of short-term investments) outside of the Business in an amount exceeding 5 million in a single tranche of deployment.

7.      To change auditors or appoint or change internal auditors.

8. To enter into or modify any arrangement or agreement, which provides any special rights upon any shareholder of the Company outside of this Agreement;

9. To commence any activity or operations which is not a part of the Company's Business (which shall include present Northern Territory Tenements and exploration for gold, diamonds and base metals on these tenements) and to diversify into any new products/services other than fertilizer business through a joint venture or otherwise.